Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2012, with respect to the financial statements and financial highlights and internal control over financial reporting contained in the Registration Statement and Prospectus and our report dated August 2, 2012, with respect to the debt obligations and indebtedness incorporated by reference in the Registration Statement and Prospectus of KCAP Financial, Inc. (formerly, Kohlberg Capital Corporation). We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

New York, New York

February 4, 2013